Generex Signs Contract with EpiVax to Develop Ii-Key Peptide Vaccines to Address the Coronavirus Pandemic

MIRAMAR, Fla., March 04, 2020 (GLOBE NEWSWIRE) -- Generex Biotechnology Corporation (www.generex.com) (OTCQB:GNBT) (http://www.otcmarkets.com/stock/GNBT/quote) is pleased to announce that the company has signed a contract with EpiVax (https://epivax.com/) to use their computational tools to predict epitopes that can be used to generate peptide vaccines against the nCOV-2019 corona virus using the patented NuGenerex Immuno-Oncology(NGIO - Formerly Antigen Express) Ii-Key technology. EpiVax is a leader in computational vaccinology with expertise in epitope prediction, immune modulation, and dehumanized vaccine development. EpiVax has identified a number of “hotspots” in the amino acid sequences of the nCOV-2019 coronavirus proteins.  Using the epitopes predicted by EpiVax, Generex will manufacture a series of synthetic amino acid peptides that mimic the epitopes of the virus and send them to China for testing. In collaboration with a team of researchers in China, Generex will test the reactivity of these peptides in blood samples that have been collected from patients who have recovered from COVID-19. Because these patients recovered from the coronavirus infection, their blood most likely contains immune cells and antibodies that recognize the peptides, proteins, and nucleic acids that represent antigenic epitopes of the virus. When the synthetic peptides are mixed with the blood samples, we can confirm that the sequences predicted by the EpiVax algorithms will be good vaccine peptides. Through a matrix assay that tests a series of peptides against the blood from recovered COVID-19 patients the team can select the best Ii-Key hybrid peptides to create a commercially viable vaccine that can proceed to human testing.

Dr. Eric von Hofe, PhD, Chief Scientific Officer of NGIO commented on the collaboration, “Both NuGenerex Immuno-Oncology and EpiVax have been on the forefront of peptide immunotherapy, and we have known Dr. De Groot and her excellent work on vaccines and the immune system for over 20 years. The combined efforts of our companies offer a world-class team of experts in the design of viral vaccines, and we are excited to deliver an effective vaccine solution that can limit the impact of the coronavirus epidemic.”

Dr. Anne De Groot, CEO & CSO of EpiVax endorsed the prospect of bringing a safe, effective vaccine to the clinic in collaboration with Generex, and added, "We've been preparing for this challenge for more than 20 years, and we are indeed ready to contribute our expertise to stop this global infectious disease as quickly as possible.” An interview in which Dr. De Groot spoke about her work with the coronavirus can be heard at this link:

https://www.wbur.org/commonhealth/2020/02/21/were-racing-time-biotechnology-companies-rush-to-complete-coronavirus-vaccine

Carol Nacy, Founder and CEO of Sequella, and a NGIO Board member who initiated the EpiVax collaboration said, “This collaboration demonstrates the extraordinary cooperation ongoing in the biopharma industry to quickly and effectively address the COVID-19 public health threat. The combination of EpiVax’s ability to rapidly identify critical peptides from the virus with NuGenerex’s proven platform for combining immunogenic peptides with a powerful adjuvant creates an exciting opportunity to address the challenges we are now experiencing with this new coronavirus.”

About Generex Biotechnology Corp.

Generex Biotechnology is an integrated healthcare holding company with end-to-end solutions for patient centric care from rapid diagnosis through delivery of personalized therapies. Generex is building a new kind of healthcare company that extends beyond traditional models providing support to physicians in an MSO network, and ongoing relationships with patients to improve the patient experience and access to optimal care.

NuGenerex Immuno-Oncology (formerly Antigen Express), a subsidiary of Generex Biotechnology, is a clinical stage oncology company developing immunotherapeutic peptide vaccines based on the CD4 T-Cell activation platform, Ii-Key. NuGenerex Immuno-Oncology (NGIO) is being spun out of Generex as a separate, independent public company to advance the platform Ii-Key technology, particularly in combination with the immune checkpoint inhibitors. NGIO is currently engaged in a Phase II clinical trial of its lead cancer immunotherapeutic vaccine AE37 in combination with pembrolizumab (Merck’s Keytruda®) for the treatment of triple negative breast cancer.

About EpiVax

EpiVax is a 21-year old privately held biotechnology company located in Providence, RI, with a broad portfolio of projects including vaccines and immunotherapies for infectious diseases, autoimmunity and cancer. Scientists at EpiVax, led by co-founders Annie De Groot, MD and Bill Martin, lead the field in immunogenicity risk assessment. The ISPRI and iVAX toolkits for therapeutics and vaccines are used by a global roster of companies. Visit www.epivax.com for more information.

Cautionary Note Regarding Forward-Looking Statements

This release and oral statements made from time to time by Generex representatives in respect of the same subject matter may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by introductory words such as "expects," "plan," "believes," "will," "achieve," "anticipate," "would," "should," "subject to" or words of similar meaning, and by the fact that they do not relate strictly to historical or current facts. Forward-looking statements frequently are used in discussing potential product applications, potential collaborations, product development activities, clinical studies, regulatory submissions and approvals, and similar operating matters. Many factors may cause actual results to differ from forward-looking statements, including inaccurate assumptions and a broad variety of risks and uncertainties, some of which are known and others of which are not. Known risks and uncertainties include those identified from time to time in the reports filed by Generex with the Securities and Exchange Commission, which should be considered together with any forward-looking statement. No forward-looking statement is a guarantee of future results or events, and one should avoid placing undue reliance on such statements. Generex undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.  Generex claims the protection of the safe harbor for forward-looking statements that is contained in the Private Securities Litigation Reform Act.

Generex Contact:

Generex Biotechnology Corporation
Joseph Moscato
646-599-6222

Todd Falls
1-800-391-6755 Extension 222
investor@generex.com